EXHIBIT 21.1

THE CHILDREN’S PLACE RETAIL STORES, INC. AND SUBSIDIARIES

SUBSIDIARIES OF THE COMPANY

The Children’s Place Retail Stores, Inc. has the following wholly-owned subsidiaries:

The Children’s Place (Hong Kong) Limited, a Hong Kong Corporation.

thechildrensplace.com, inc., a Delaware Corporation.

The Children’s Place (Australia) Pty. Ltd., an Australian Corporation.

The Children’s Place (Virginia), LLC, a Virginia Limited Liability Company.

TCP Canada, Inc., a Nova Scotia Limited Liability Company.

The Children’s Place Canada Holdings, Inc., a Delaware Corporation.

TCP Investment Canada I Corp., a Nova Scotia Unlimited Liability Company.

TCP Investment Canada II Corp., a Nova Scotia Unlimited Liability Company.

The Children’s Place (Canada), LP, an Ontario Limited Partnership.

The Children’s Place Charitable Foundation, Inc., a New York not-for-profit Corporation.

The Children’s Place (Barbados) Inc., a Barbados Corporation.

Twin Brook Insurance Company, Inc., a New York Corporation.

The Children’s Place Services Company, LLC, a Delaware Limited Liability Company.

Hoop Holdings, LLC, a Delaware Limited Liability Company.

Hoop Retail Stores, LLC, a Delaware Limited Liability Company.

Hoop Canada Holdings, Inc., a Delaware Corporation.

Hoop Canada, Inc., a New Brunswick Limited Liability Company.

The Children’s Place International Trading (Shanghai) Co. Ltd., a foreign enterprise organized under the laws of the Peoples Republic of China.